Exhibit 10(gg)(2)

AMENDMENTS TO THE

GLOBAL PENSION PLAN

Pursuant to Section 6.4 of the Global Pension Plan (“Plan”), which provides that the Plan may be amended in whole or in part at any time by Alcoa, the Plan is revised as follows:

1.	Section 1.3, Continuous Service, is amended to delete the second sentence and replace it with the following, effective as of January 1, 2005:

Continuous Service terminates upon any quit, dismissal, discharge, Retirement, or any other termination of employment with the Company; any determination by the Manager that employment with these entities has terminated is conclusive, final, and binding.

2.	A new Section 1.5 is added to Article I to read as follows, effective as of January 1, 2005:

1.5 Retirement Under the Plan. A Participant will retire under this Plan upon the termination of employment after attainment of age 60 and completion of 10 years of Vesting Service. For purposes of this Section 1.5, Vesting Service will be determined in the same manner as Vesting Service is provided in Section 4.1 of Alcoa Retirement Plan I.

3.	In all other respects, the Plan is ratified and confirmed.